Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Amylyx Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	457(c) and 457(h)	750,000(2)	$22.00(3)	$16,500,000	0.00011020	$1,818.30

Total Offering Amounts					$16,500,000		$1,818.30

Total Fee Offsets							$0

Net Fee Due							$1,818.30

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Amylyx Pharmaceuticals, Inc. 2023 Inducement Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities.

(2)	Represents shares of Common Stock that may become issuable under the Plan pursuant to its terms.
(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of shares of the registrant’s common stock, par value $0.0001 per share (“Common Stock”), reported on the Nasdaq Global Select Stock Market on August 7, 2023, which is within five business days of this filing.